Spark Networks(R) Reports Second Quarter Financial Results

LOS ANGELES, CA -- (Marketwired - August 05, 2015) - Spark Networks, Inc. (NYSE MKT: LOV)

Highlights

  Company turnaround remains on track
    Significant, double-digit improvement in win-back rates with key cohorts
    Double-digit improvement on ChristianMingle TV spend efficiency
    New communication platform driving increased user engagement
    Subscriber base stabilized on both JDate and ChristianMingle in July versus June
    Reiterating commitment to subscriber growth in Q4
  288,284 shares repurchased during Q2 at an average price of $3.07

LOS ANGELES, Calif., August 5, 2015 -- Spark Networks, Inc. (NYSE MKT: LOV), a leader in creating communities that help individuals make life-long relationships with others that share their interests and values, today reported financial results for the second quarter ended June 30, 2015.

Commentary and Outlook

Chief Executive Officer Michael Egan stated, "We are pleased to have made considerable progress toward transforming our business during the second quarter, and remain on track to return to sequential subscriber growth across both JDate and ChristianMingle by Q4.

"As a result of the hard work of our teams, by the end of the quarter we began to see real improvements in a number of our underlying subscriber acquisition and retention metrics. These improvements have continued into early Q3 with July being a very solid month for us. In July, our Jewish Network subscriber numbers were up for the first time in a year and our Christian Network subscriber numbers were flat against the end of Q2.

"Our product and technology teams continue to hit their development milestones with the re-design and re-architecture of our core websites and we expect to deliver an updated JDate experience in early Q4 and an updated ChristianMingle experience in the latter part of that quarter. Concurrently, we've been able to release a number of valuable product improvements including an upgrade of our communication platform that has dramatically increased our users' interaction with each other. We also continue to improve our mobile offerings and it is exciting to see that over a third of our new subscribers are now coming through these channels.

"The most encouraging signs are coming from our new marketing team as they have begun to demonstrate meaningful improvements in our customer acquisition and retention programs. For example, we are currently seeing in excess of 10% efficiency gains with our ChristianMingle television marketing spend, our largest acquisition channel. In July, on JDate, we generated more initial registrations than any month since the first quarter of 2014. Additionally, our lifecycle team has captured a 10% and 20% improvement in win-back rates with recent cohorts versus a year ago on JDate and ChristianMingle, respectively.

"It is important to note that this is just the start. As we roll out new and refreshed products, and continue to enhance our operational capabilities, we expect to drive continued improvements in customer growth and retention.

"Finally, over the last year, we have been approached by various parties to consider acquisition opportunities that take advantage of our brands, strengthening platform, and core competencies. Given the stabilization of our business, we are now positioned to explore these opportunities and will update investors as appropriate.

"While we still have work in front of us, we are encouraged that our efforts are beginning to bear fruit and result in real improvements in the business. Our crawl, walk, run strategy remains squarely on track and we look forward to running in Q4."

Financial Highlights

                          Q2 2015            Q1 2015            Q2 2014
                    ------------------ ------------------ ------------------
Revenue                  $12.3 Million      $13.5 Million      $15.8 Million
Contribution              $6.9 Million       $7.4 Million       $7.8 Million
Adjusted EBITDA          $621 Thousand       $1.8 Million       $1.1 Million
Net(Loss) Income        $(95) Thousand      $723 Thousand     $(1.1) Million
Cash Balance             $14.6 Million      $13.5 Million      $10.1 Million
Avg. Paying Subs(3)            203,895            213,445            275,345
ARPU                            $19.43             $19.77             $17.95

Financial Results

Revenue in the second quarter of 2015 was $12.3 million, a decrease of 22% compared to the year ago period, and a 9% decrease from the prior quarter. The year over year and sequential decrease was primarily driven by a decrease in average paying subscribers. The sequential decrease was primarily driven by decreases in average paying subscribers for the Christian and Jewish Networks segments and $194 thousand of Christian Networks invoiced but un-recognized advertising revenue related to a single delinquent customer, Beanstock Media. The amount is not under dispute, and the Company intends to pursue collection. In addition to the $194 thousand of invoiced but un-recognized Beanstock revenue, we also took a reserve against $94 thousand of Beanstock revenue that was previously recognized in the first quarter of 2015. This reserve is recognized as a General & Administrative expense.

Direct marketing expenses in the second quarter of 2015 were $5.3 million, a decrease of 33% compared to the year ago period and a 12% decrease compared to the prior quarter. Christian Networks accounted for the majority of the decrease compared to the year ago period, reflecting the Company's strategy to reduce and reallocate direct marketing investments in the segment. The sequential decrease was also driven by Christian Networks and the Company's decision to invest more heavily in direct marketing efforts in the first quarter of 2015 to maximize what is typically our strongest seasonal period for new subscriber acquisition.

Contribution in the second quarter of 2015 was $6.9 million, a decrease of 12% compared to the year ago period and a 7% decrease compared to the prior quarter. Our contribution margin increased to 57% from 55% in the previous quarter and 50% in the year ago period. This increase was primarily driven by expanding contribution margin within our Christian Networks to 36% from 31% in the previous quarter and 23% in the year ago period.

Excluding direct marketing expenses, cost and expenses in the second quarter of 2015 were $7.1 million, a decrease of 20% compared to the year ago period and a 9% increase compared to the prior quarter. The year over year decrease is the result of lower sales and marketing expenses, and general and administrative expenses, primarily reflecting the impact of the Company's expense reduction and improved efficiency program announced in the third quarter of 2014. The sequential increase was driven by personnel additions on our marketing and technology teams, the aforementioned reserve of $94 thousand related to Beanstock, and increased legal expenses of approximately $300,000 related to protecting the Company's intellectual property. The Company will vigorously protect its intellectual property and expects legal expenses to remain at Q2 levels for the foreseeable future.

Net loss in the second quarter of 2015 was $(95) thousand, or $(0.00) per share, compared to a net loss of $(1.1) million, or $(0.05) per share, in the year ago period and net income of $723 thousand, or $0.03 per share, in the prior quarter.

Adjusted EBITDA in the second quarter of 2015 was $621 thousand compared to $1.1 million in the year ago period and $1.8 million in the prior quarter.

Liquidity and Share Repurchases

As of June 30, 2015, the Company had cash and cash equivalents of $14.6 million, an increase of 8% from $13.5 million at the end of the prior quarter. As of June 30, 2015, the Company had no outstanding debt.

The Company repurchased 288,284 shares during the second quarter at an average price of $3.07.

                            SPARK NETWORKS, INC.
                     SEGMENT(4) RESULTS FROM OPERATIONS
            (in thousands except subscriber and ARPU information)

                                                              Q2 '15  Q2 '15
                                                              v. Q2   v. Q1
                     Q2 2015 Q1 2015 Q4 2014 Q3 2014 Q2 2014   '14     '15
                     ------- ------- ------- ------- ------- ------- -------

Revenue
Jewish Networks       $4,846  $5,180  $5,502  $5,724  $5,895  -17.8%   -6.4%
Christian Networks     6,921   7,792   8,215   8,672   9,199  -24.8%  -11.2%
Other Networks           470     487     504     533     570  -17.5%   -3.5%
Offline & Other
 Businesses               25      27      43      79      93  -73.1%   -7.4%
                     ------- ------- ------- ------- ------- ------- -------
  Total Revenue      $12,262 $13,486 $14,264 $15,008 $15,757  -22.2%   -9.1%

Direct Mktg. Exp.
Jewish Networks         $745    $599    $684    $628    $693    7.5%   24.4%
Christian Networks     4,450   5,338   4,325   5,293   7,073  -37.1%  -16.6%
Other Networks           133     115     116     107     115   15.7%   15.7%
Offline & Other
 Businesses                -       -       4      19      28      NM      NM
                     ------- ------- ------- ------- ------- ------- -------
  Total Direct Mktg.
   Exp.               $5,328  $6,052  $5,129  $6,047  $7,909  -32.6%  -12.0%

Contribution
Jewish Networks       $4,101  $4,581  $4,818  $5,096  $5,202  -21.2%  -10.5%
Christian Networks     2,471   2,454   3,890   3,379   2,126   16.2%    0.7%
Other Networks           337     372     388     426     455  -25.9%   -9.4%
Offline & Other
 Businesses               25      27      39      60      65  -61.5%   -7.4%
                     ------- ------- ------- ------- ------- ------- -------
  Total Contribution  $6,934  $7,434  $9,135  $8,961  $7,848  -11.6%   -6.7%

Average Paying Subs.
Jewish Networks       65,087  69,632  73,429  76,481  78,856  -17.5%   -6.5%
Christian Networks   126,214 130,860 141,188 166,908 181,062  -30.3%   -3.6%
Other Networks        12,594  12,953  13,257  14,290  15,427  -18.4%   -2.8%
                     ------- ------- ------- ------- ------- ------- -------
  Total Avg. Paying
   Subs.(5)          203,895 213,445 227,874 257,679 275,345  -25.9%   -4.5%

ARPU
Jewish Networks       $24.46  $24.48  $24.44  $24.53  $24.43    0.1%   -0.1%
Christian Networks     17.57   18.01   17.57   16.01   15.65   12.3%   -2.5%
Other Networks         12.08   12.22   12.27   12.11   11.97    0.9%   -1.2%
                     ------- ------- ------- ------- ------- ------- -------
  Total ARPU(5)       $19.43  $19.77  $19.47  $18.33  $17.95    8.2%   -1.7%

                Distribution of New Subscription Purchases(6)

                        Q2 2015    Q1 2015    Q4 2014    Q3 2014    Q2 2014
                      ---------- ---------- ---------- ---------- ----------

Jewish Networks
  1 month plans          45.4%      42.7%      41.4%      38.5%      40.4%
  3 month plans          21.8%      25.2%      24.3%      24.9%      23.6%
  6 month plans          32.8%      32.1%      34.3%      36.6%      36.0%
                      ---------- ---------- ---------- ---------- ----------
                        100.0%     100.0%     100.0%     100.0%     100.0%

Christian Networks
  1 month plans          54.4%      50.5%      53.7%      50.6%      44.8%
  3 month plans          19.4%      17.8%      20.7%      20.8%      18.6%
  6 month plans          26.2%      31.7%      25.6%      28.6%      36.6%
                      ---------- ---------- ---------- ---------- ----------
                        100.0%     100.0%     100.0%     100.0%     100.0%

Other Networks
  1 month plans          58.3%      56.0%      59.2%      58.6%      55.4%
  3 month plans          11.9%      12.2%      11.0%      12.2%      12.7%
  6 month plans          29.8%      31.8%      29.8%      29.2%      31.9%
                      ---------- ---------- ---------- ---------- ----------
                        100.0%     100.0%     100.0%     100.0%     100.0%

               Composition of Average Paying Subscriber Base(7)

                        Q2 2015    Q1 2015    Q4 2014    Q3 2014    Q2 2014
                      ---------- ---------- ---------- ---------- ----------

Jewish Networks
First Time
 Subscribers               21.5%      22.4%      22.4%      21.9%      22.4%
Winback Subscribers        29.1%      28.8%      29.2%      29.5%      29.8%
Renewal Subscribers        49.4%      48.8%      48.4%      48.6%      47.8%
                      ---------- ---------- ---------- ---------- ----------
Total                     100.0%     100.0%     100.0%     100.0%     100.0%

Christian Networks
First Time
 Subscribers               38.3%      37.1%      38.0%      42.7%      45.8%
Winback Subscribers        22.6%      20.3%      19.7%      20.5%      19.9%
Renewal Subscribers        39.1%      42.6%      42.3%      36.8%      34.3%
                      ---------- ---------- ---------- ---------- ----------
Total                     100.0%     100.0%     100.0%     100.0%     100.0%

Other Networks
First Time
 Subscribers               33.2%      20.3%      30.6%      31.2%      32.2%
Winback Subscribers        21.9%      26.9%      21.8%      22.6%      23.1%
Renewal Subscribers        44.9%      52.8%      47.6%      46.2%      44.7%
                      ---------- ---------- ---------- ---------- ----------
Total                     100.0%     100.0%     100.0%     100.0%     100.0%

Investor Conference Call
The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Toll-Free (United States): 1-855-327-6837
International: 1-778-327-3988

In addition, the Company will host a webcast of the call which will be accessible in the Investor Relations section of the Company's website at www.spark.net or by clicking http://investor.spark.net.

A replay will begin approximately three hours after completion of the call and run until August 19, 2015.

Replay
Toll-Free (United States): 1-877-870-5176
International: 1-858-384-5517
Passcode: 928500

Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the implementation of the "crawl, walk, run" strategy to stabilize and grow the subscriber base which we have adopted. Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: successfully implement our strategy to stabilize our subscriber base and grow; avoid significant subscriber declines; attract and retain members; convert members into paying subscribers and retain our paying subscribers; retain and enhance the new marketing team; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes, including making the technology stack more nimble; drive use of newly-updated mobile applications; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; estimate on-going general and administrative costs, and obtain financing on acceptable terms. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Company's filings with the Securities and Exchange Commission ("SEC"), and in the Company's other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Spark Networks, Inc.:
The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

(1) "Contribution" is defined as revenue, net of credits and credit card chargebacks, less direct marketing.

(2) The Company reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles ("GAAP"). This non-GAAP measure is one of the primary metrics by which we evaluate the performance of our businesses, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from on-going operations and excludes the impact of: (i) non-cash items such as stock-based compensation, asset impairments, non-cash currency translation adjustments related to an inter-company loan and (ii) one-time items that have not occurred in the past two years and are not expected to recur in the next two years. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation of the Adjusted EBITDA for the three and six months ended June 30, 2015 and June 30, 2014 can be found in the table below.

"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of long-lived assets, non-cash currency translation adjustments for an inter-company loan and non-recurring proxy and severance expense.

(3) "Average paying subscribers" are defined as individuals who have paid a monthly fee for access to communication and Web site features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period. The calculation excludes results from the Company's HurryDate business due to its relative size.

(4) In accordance with Segment Reporting guidance, the Company's financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of the Company's JDate.com, JDate.co.il, JDate.fr, JDate.co.uk and Cupid.co.il Web sites and their respective co-branded Web sites. The Christian Networks segment consists of the Company's ChristianMingle.com, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, ChristianDating.com, DailyBibleVerse.com and Faith.com Web sites. The Other Networks segment consists of Spark.com and related other general market Web sites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups. The Offline & Other Businesses segment consists of revenue generated from offline activities and HurryDate events and subscriptions.

(5) ARPU is defined as average revenue per user per month. Total ARPU excludes results from the Company's HurryDate business due to its relative size.

(6) One month plans may also include a small amount of two month plans. Three month plans may include a small amount of four month plans. Six month plans may include a small amount of twelve month plans.

(7) Represents the type of subscriber comprising the average paying subscribers in that period. First Time Subscribers are defined as those subscribers that have never purchased a subscription from the Company for that reporting segment. Winback Subscribers are defined as those individuals who have purchased a subscription from the Company for that reporting segment, allowed their subscription to lapse, and subsequently purchased a subscription from the Company for that reporting segment. Renewal Subscribers are defined as those subscribers that have auto-renewed a subscription from the Company for that reporting segment.

                            SPARK NETWORKS, INC.
                        CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share data)

                                                  June 30,     December 31,
                                               -------------  -------------
                                                    2015           2014
                                               -------------  -------------
Assets
Current assets:
  Cash and cash equivalents                    $      14,617  $      11,696
  Restricted cash                                        875          1,056
  Accounts receivable, (net of allowance for
   doubtful accounts of $0 and $99 at December
   31, 2014 and June 30, 2015, respectively)           1,202          1,308
  Deferred tax asset - current                             9             11
  Prepaid expenses and other                             839          1,516
                                               -------------  -------------
  Total current assets                                17,542         15,587
Property and equipment, net                            4,581          4,072
Goodwill                                               8,768          8,575
Intangible assets, net                                 2,451          2,469
Deferred tax asset - non-current                          68             68
Deposits and other assets                                119            234
                                               -------------  -------------
    Total assets                               $      33,529  $      31,005
                                               =============  =============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                             $       1,608  $       1,300
  Accrued liabilities                                  4,133          3,948
  Deferred revenue                                     6,308          7,092
  Deferred tax liability - current portion               576            496
                                               -------------  -------------
  Total current liabilities                           12,625         12,836
Deferred tax liability                                 1,658          1,607
Other liabilities                                        677            807
                                               -------------  -------------
   Total liabilities                                  14,960         15,250
Commitments and contingencies
Stockholders' equity:
Authorized capital stock consists of
 100,000,000 shares of Common Stock, $0.001
 par value; issued and outstanding: 24,556,182
 and 25,156,622 shares at December 31, 2014
 and June 30, 2015, respectively:                         25             25
  Additional paid-in-capital                          74,713         72,522
  Accumulated other comprehensive income                 754            759
  Accumulated deficit                                (56,923)       (57,551)
                                               -------------  -------------
  Total stockholders' equity                          18,569         15,755
                                               -------------  -------------
   Total liabilities and stockholders' equity  $      33,529  $      31,005
                                               =============  =============

                            SPARK NETWORKS, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
              (unaudited, in thousands, except per share data)

                            Three Months Ended         Six Months Ended
                                 June 30,                  June 30,
                         ------------------------  ------------------------
                             2015         2014         2015         2014
                         -----------  -----------  -----------  -----------
Revenue                  $    12,262  $    15,757  $    25,748  $    32,373
Cost and expenses:
  Cost of revenue
   (exclusive of
   depreciation shown
   separately below)           6,368        8,866       13,465       21,230
  Sales and marketing            996        1,369        1,751        2,931
  Customer service               721          763        1,470        1,551
  Technical operations           214          300          426          641
  Development                  1,008          900        1,925        1,759
  General and
   administrative              2,533        4,069        4,771        7,026
  Depreciation                   532          523        1,045        1,040
  Amortization of
   intangible assets              10           10           20           20
  Impairment of long-
   lived assets                   37           --          106           --
                         -----------  -----------  -----------  -----------
Total cost and expenses       12,419       16,800       24,979       36,198
                         -----------  -----------  -----------  -----------
Operating income (loss)         (157)      (1,043)         769       (3,825)
Interest income
 (expense) and other,
 net                             230           48          112           17
                         -----------  -----------  -----------  -----------
Income (loss) before
 income taxes                     73         (995)         881       (3,808)
Provision for income
 taxes                           168          140          253          219
                         -----------  -----------  -----------  -----------
Net income (loss)                (95)      (1,135)         628       (4,027)
Other comprehensive
 income, net of tax:
  Foreign currency
   translation
   adjustment                     (7)          12           (5)          11
                         -----------  -----------  -----------  -----------
Comprehensive income
 (loss)                  $      (102) $    (1,123) $       623  $    (4,016)
                         ===========  ===========  ===========  ===========
Net earnings (loss) per
 share--basic and
 diluted                 $     (0.00) $     (0.05) $      0.03  $     (0.17)
                         ===========  ===========  ===========  ===========
Weighted average shares
 outstanding - basic          25,100       23,851       24,878       23,886
Weighted average shares
 outstanding - diluted        25,100       23,851       25,100       23,886

Stock-based compensation:
(in thousands)
                               Three Months Ended       Six Months Ended
                                     June 30,                June 30,
                             ----------------------- -----------------------
                                 2015        2014        2015        2014
                             ----------- ----------- ----------- -----------
Sales and marketing          $        10 $        38 $         8 $        76
Development                            3           -           3           -
General and administrative           242         112         326         252

Reconciliation of Net (Loss) Income to Adjusted EBITDA:
(in thousands)

                            Three Months Ended         Six Months Ended
                                 June 30,                  June 30,
                         ------------------------  ------------------------
                             2015         2014         2015         2014
                         -----------  -----------  -----------  -----------
Net (loss) income        $       (95) $    (1,135) $       628  $    (4,027)
Interest expense                   8           12           20           24
Tax provision (benefit)          112          140          197          219
Depreciation                     532          523        1,045        1,040
Amortization                      10           10           20           20
                         -----------  -----------  -----------  -----------
EBITDA                           567         (450)       1,910       (2,724)
Stock-based compensation         255          150          337          328
Impairment of long-lived
 assets                           37            -          106            -
Non-cash currency
 translation adjustments        (238)         (63)        (136)         (43)
Non-recurring proxy and
 severance                         -        1,424          161        1,424
                         -----------  -----------  -----------  -----------
Adjusted EBITDA          $       621  $     1,061  $     2,378  $    (1,015)
                         ===========  ===========  ===========  ===========

For More Information
Investors:
Robert O'Hare
rohare@spark.net